Mirati Therapeutics Receives Positive Opinion from CHMP for KRAZATI (adagrasib) as a Targeted Treatment Option for Patients with Advanced Non-Small Cell Lung Cancer (NSCLC) with a KRASG12C Mutation Following a Re-Examination Procedure
SAN DIEGO, Calif., USA and ZUG, Switzerland, November 10, 2023 /PRNewswire/ -- Mirati Therapeutics, Inc.® (NASDAQ: MRTX), a commercial stage biotechnology company, today announced that following a re-examination procedure, the Company has received a positive opinion from the European Medicine Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) on KRAZATI® (adagrasib) as a targeted treatment option for adult patients with KRASG12C -mutated advanced non-small cell lung cancer (NSCLC) and disease progression after at least one prior systemic therapy.
“Today’s positive opinion from the CHMP for KRAZATI marks an important step on the path to providing access to a potentially best-in-class therapeutic option to patients living with this difficult-to-treat disease,” Alan Sandler, M.D., chief medical officer, Mirati Therapeutics, Inc. “We look forward to approval from the European Commission and the opportunity to positively impact the lives of eligible patients living in the European Union.”
“This is an important day for the oncology community as we step closer to a new therapeutic option being available to patients living with KRASG12C mutated NSCLC in the European Union,” said Martin Reck, MD, PhD, Lung Clinic Grosshansdorf, Germany. “Every patient has a slightly different case so as more options become available physicians will better be able to tailor their treatment for each patient.”
About KRAZATI® (adagrasib)
Mirati has risen to meet one of the most challenging mutations in cancer research by developing KRAZATI, a highly selective and potent oral small-molecule inhibitor of KRASG12C.
Intentionally designed to meet the challenge of KRASG12C, adagrasib is optimized to sustain target inhibition, an attribute that could be important to treat KRASG12C-mutated cancers, as the KRASG12C protein regenerates every 24−48 hours.i Adagrasib has shown clinically to be a CNS penetrant, which may be important given that CNS metastases frequently occur in NSCLC and lead to poor prognosis.ii,iii,iv
The FDA provided KRAZATI Accelerated Approval (Subpart H), allowing for the approval of drugs that treat serious conditions, and that fill an unmet medical need based on surrogate endpoints. KRAZATI was also granted a conditional marketing authorization by the United Kingdom’s Medicines and Healthcare Products Regulatory Agency (MHRA) on November 3, 2023.
Adagrasib continues to be evaluated as monotherapy and in combination with other anti-cancer therapies in patients with advanced KRASG12C-mutated solid tumors, including NSCLC, colorectal cancer, and pancreatic cancer. For more information, visit Mirati.com/science.
About the KRYSTAL-1 Study

KRYSTAL-1 is an open-label Phase 1/2 multiple-expansion cohort trial evaluating adagrasib as monotherapy and in combination with other anti-cancer therapies in patients with advanced solid tumors harboring the KRASG12C mutation.
About KRASG12C in NSCLC
Lung cancer is one of the most common cancers worldwide, accounting for 2.21 million new cases and 1.8 million deaths worldwide in 2020.v Lung cancer consists of NSCLC in approximately 85% of cases and small cell lung cancer (SCLC) in approximately 15% of cases.vi KRASG12C is the most common KRAS mutation in NSCLC, present in approximately 14% of patients with lung adenocarcinoma, and is a biomarker mutation of poor prognosis.1,3
About Mirati Therapeutics, Inc.
Mirati Therapeutics, Inc. is a commercial stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati's vision is to unlock the science behind the promise of a life beyond cancer.
For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn and Facebook.

Forward Looking Statements
This press release includes forward-looking statements regarding Mirati Therapeutic, Inc.'s ("Mirati") business, the therapeutic and commercial potential of KRAZATI® (adagrasib), MRTX1719 (MTA-cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), and MRTX1133 (selective KRASG12D inhibitor), and Mirati's technologies and other products in development. Any statement describing Mirati's goals, expectations, intentions or beliefs, financial or other projections, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, the endeavor of building a business around such medicines, and the proposed acquisition of Mirati by Bristol-Myers Squibb Company.
Mirati's forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati's forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati's programs are described in additional detail in Mirati's annual report on Form 10-K, and most recent Form 10-Q, which are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website (www.sec.gov). These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts
Investor Relations: ir@mirati.com

Media Relations: media@mirati.com
References

i Hallin J, Engstrom LD, Hargis L, et al. The KRASG12C Inhibitor MRTX849 Provides Insight toward Therapeutic Susceptibility of KRAS-Mutant Cancers in Mouse Models and Patients. Cancer Discov. 2020;10(1):54-71
ii Sabari JK, Velcheti V, Shimizu K, et al. Activity of Adagrasib (MRTX849) in Brain Metastases: Preclinical Models and Clinical Data from Patients with KRASG12C-Mutant Non-Small Cell Lung Cancer. Clin Cancer Res. 2022;28(15):3318-3328
iii Cagney DN, Martin AM, Catalano PJ, et al. Incidence and prognosis of patients with brain metastases at diagnosis of systemic malignancy: a population-based study. Neuro Oncol. 2017;19(11):1511-1521
iv Ali A, Goffin JR, Arnold A, Ellis PM. Survival of patients with non-small-cell lung cancer after a diagnosis of brain metastases. Curr Oncol. 2013;20(4):e300-6
v Lung cancer statistics. WCRF International. https://www.wcrf.org/cancer-trends/lung-cancer-statistics/. Published April 14, 2022
vi Molina JR, Yang P, Cassivi SD, Schild SE, Adjei AA. Non-small cell lung cancer: epidemiology, risk factors, treatment, and survivorship. Mayo Clin Proc. 2008;83(5):584-94